                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Reliance Group Holdings, Inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO] RELIANCE GROUP HOLDINGS, INC.



                                          April 16, 1999


Dear Fellow Stockholders,

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Reliance Group Holdings, Inc. (the "Company") to be held on Thursday,
May 13, 1999 at the third floor auditorium of the Chase Manhattan Corporation located at 270 Park Avenue, New York, New York 10017.

     The Annual Meeting will begin with a discussion and vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other business matters properly brought before the meeting, followed by a report on Company operations and an opportunity to ask questions of your senior management.

     While I hope that you will be able to attend in person, whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.


                                          /s/ Saul P. Steinberg

                                          Saul P. Steinberg
                                          Chairman of the Board and
                                          Chief Executive Officer

                         RELIANCE GROUP HOLDINGS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1999

                            ------------------------

     The Annual Meeting of Stockholders of Reliance Group Holdings, Inc., a Delaware corporation, will be held in the third floor auditorium of the Chase Manhattan Corporation located at 270 Park Avenue, New York, New York 10017 at 10:00 a.m. on Thursday, May 13, 1999.

     At this meeting, the stockholders will be asked to:

          1. Elect thirteen directors to serve for the ensuing year.

          2. Approve the Reliance Group Holdings, Inc. Amended and Restated 1998 Stock Option Plan.

          3. Transact any other business which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 15, 1999 will be entitled to notice of, and to vote at, this meeting. A list of such stockholders will be available for inspection at the offices of Reliance Group Holdings, Inc. at 55 East 52nd Street, New York, New York 10055, during normal business hours during the ten-day period prior to the meeting.

     Your attention is directed to the accompanying proxy statement. Whether or not you plan to attend the meeting, please vote, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-paid envelope. This will enable your shares to be voted in accordance with your instructions.

                                          By Order of the Board of Directors,

                                            Reliance Group Holdings, Inc.

                                              /s/ Howard E. Steinberg,

                                                  Howard E. Steinberg,
                                                   Corporate Secretary

Dated: April 16, 1999

                                PROXY STATEMENT

                         RELIANCE GROUP HOLDINGS, INC.
                               PARK AVENUE PLAZA
                              55 EAST 52ND STREET
                            NEW YORK, NEW YORK 10055

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 13, 1999

                            ------------------------

                                     VOTING


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Reliance Group Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held in the third floor auditorium of the Chase Manhattan Corporation located at 270 Park Avenue, New York, New York 10017 on Thursday, May 13, 1999 at 10:00 a.m. and at any adjournments thereof. If the enclosed proxy is properly executed and returned, it will be voted in accordance with the instructions thereon. A proxy given pursuant to this solicitation is revocable by written notice delivered to the Corporate Secretary of the Company at any time prior to its exercise, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. Unless previously revoked or unless other instructions are on the proxy, it will be voted "FOR" the election of the thirteen persons nominated by the Board of Directors for election as Directors of the Company and "FOR" adoption of the Reliance Group Holdings, Inc. Amended and Restated 1998 Stock Option Plan (the "Restated 1998 Stock Option Plan"). The cost of this solicitation will be borne by the Company. This proxy statement is being mailed commencing April 16, 1999, to stockholders of record on March 15, 1999.

     Holders of record of the common stock of the Company (the "Common Stock") at the close of business on March 15, 1999, are entitled to vote at the Annual Meeting. On that date, 116,110,801 shares of Common Stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held. Pursuant to the Delaware General Corporation Law, only votes cast "FOR" a matter constitute affirmative votes. Votes withheld will not have any effect on the election of Directors but votes "withheld" or abstentions are counted for quorum purposes and will have the same effect as negative votes or votes "against" approval of the Restated 1998 Stock Option Plan.

     Approximately 43% of the Common Stock was, as of April 14, 1999 and on March 15, 1999, owned by Saul P. Steinberg, members of his family, a family partnership and affiliated trusts (the "Steinberg Group"). The members of the Steinberg Group have informed the Company that they intend to vote "FOR" the election of the thirteen persons nominated by the Board of Directors for election as Directors of the Company and "FOR" the adoption by the Company of the Restated 1998 Stock Option Plan. Therefore, there is a substantial likelihood that such Directors will be elected and that the Restated 1998 Stock Option Plan will be approved.

                       PROPOSAL 1--ELECTION OF DIRECTORS

     The thirteen persons nominated for election are all currently Directors of the Company. They have been nominated by the Board of Directors, upon the recommendation of the Nominating Committee, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify. Directors will be elected by a plurality of the votes cast. Each of the persons named below is also a director of Reliance Financial Services Corporation and Reliance Insurance Company ("Reliance Insurance"), subsidiaries of the Company.

SAUL P. STEINBERG, 59                                        Director since 1981

     Mr. Steinberg founded and has been the Chief Executive Officer and a Director of the Company and predecessors of the Company since 1961.
Mr. Steinberg is also a Director of Symbol Technologies, Inc. and Zenith National Insurance Corp. He is a member of the Board of Trustees of The University of Pennsylvania; Chairman of The Board of Overseers of the Wharton School of the University of Pennsylvania; a Life Overseer of Cornell University Medical College; a Life Trustee of the North Shore-Long Island Jewish Health System; a Director of New York Hospital Cornell Medical Center and an Honorary Trustee of the New York Public Library. Mr. Steinberg is Chairman of the Executive and Regular Compensation Committees of the Board of Directors. He is the brother of Mr. Robert M. Steinberg, President and Chief Operating Officer of the Company and the brother-in-law of Mr. Bruce L. Sokoloff, Senior Vice President--Administration of the Company.

GEORGE R. BAKER, 69                                          Director since 1983

     Mr. Baker was a director of predecessors of the Company from 1974 to 1982. His principal business activity during the past five years has been serving as a Corporate Director/Advisor to various business enterprises. Mr. Baker is a Director of The Midland Company and W.W. Grainger, Inc. and Loral Orion, Inc. He is a Member of the Board of Trustees of Children's Memorial Hospital, Chicago; and the Board of Trustees of Coe College, Cedar Rapids, Iowa. Mr. Baker is Chairman of the Audit, Stock Option, Special Compensation and Special Committees of the Board of Directors and a member of the Nominating Committee of the Board of Directors.

GEORGE E. BELLO, 63                                          Director since 1982

     Mr. Bello has been Executive Vice President and Controller of the Company since 1982. He has held various positions with predecessors of the Company since 1968. He is a Director of Horizon Health Corporation, LandAmerica Financial Group, Inc. and Zenith National Insurance Corp. Mr. Bello is Chairman of the Finance Committee of the Board of Directors.

DENNIS A. BUSTI, 56                                          Director since 1991

     Mr. Busti has been President and Chief Executive Officer of Reliance National, a principal operating unit of the Company, since June 1987. He is a Trustee of the College of Insurance.

LOWELL C. FREIBERG, 59                                       Director since 1982

     Mr. Freiberg has been Executive Vice President of the Company since May 1998 and Chief Financial Officer of the Company since 1985. Mr. Freiberg served as a Senior Vice President of the Company from 1982 to 1998 and as Treasurer of the Company from 1982 until March 1994. Mr. Freiberg has held various positions with predecessors of the Company since 1969. He is a Director of LandAmerica Financial Group, Inc. and Symbol Technologies, Inc. Mr. Freiberg is a member of the Finance Committee of the Board of Directors.

DR. THOMAS P. GERRITY, 57                                    Director since 1993

     Dr. Gerrity has been Dean of the Wharton School of the University of Pennsylvania since 1990. He is a Director of Federal National Mortgage Association, Sun Company, Inc., CVS Corporation, Knight-Ridder, Inc., Ikon Office Solutions, Inc., FiServ, Inc. and Internet Capital Group, Inc.
Dr. Gerrity is also a trustee of the MAS Funds and a member of the Executive Committee of Technology Leaders L.P. Dr. Gerrity is Chairman of the Nominating Committee of the Board of Directors and is a member of the Audit Committee of the Board of Directors.

JEWELL JACKSON MCCABE, 53                                    Director since 1991

     Ms. McCabe has been President of Jewell Jackson McCabe Associates, consultants specializing in strategic planning and communications, since 1984 and Chair of the New York State Jobs Training Partnership Council, a federally funded training program for disadvantaged workers, since 1983. Ms. McCabe is the Founder and Chair of the National Coalition of 100 Black Women; and a Director or Trustee of the National Alliance of Business, New York City Investment Fund, Bard College, Research America, The Children's Advocacy Center, United Hospital Fund and New York City Partnership. She is also a member of the Board of Overseers of the Wharton School of the University of Pennsylvania, the Government Relations Committee of the United Way of America, the Executive Committee of the Association for a Better New York and a council member of the United States

Holocaust Memorial Council. Ms. McCabe is a member of the Special Compensation, Regular Compensation and Special Committees of the Board of Directors.

IRVING SCHNEIDER, 79                                         Director since 1982

     Mr. Schneider was a director of predecessors of the Company from 1979 to 1982. He is Co-Chairman and Chief Operations Officer of Helmsley-Spear, Inc., a real estate management corporation, which he has been with for over fifty years. Mr. Schneider is also Chairman Emeritus of the North Shore-Long Island Jewish Health System, Vice Chairman of the Association for a Better New York and Trustee Emeritus of Brandeis University. He is Life Trustee of United Jewish Appeal Federation of New York. Mr. Schneider is a member of the Audit and Stock Option Committees of the Board of Directors.

BERNARD L. SCHWARTZ, 73                                      Director since 1982

     Mr. Schwartz was a director of predecessors of the Company from 1965 to 1982. He has been Chairman of the Board and Chief Executive Officer of Loral Space & Communications Ltd., a high-technology company concentrating on satellite manufacturing and satellite-based services, since 1996. From 1972 through 1996, Mr. Schwartz was Chairman of the Board and Chief Executive Officer of Loral Corporation, a defense electronics and communications company. Since 1989, he has also been Chairman and Chief Executive Officer of K & F Industries, Inc., a manufacturer of aircraft wheels and brakes. Since 1990, Mr. Schwartz has been Chairman of Space Systems/Loral, Inc. He is a Director of First Data Corporation and Globalstar Telecommunications, Ltd. (of which he is also chief executive officer) and a Trustee of New York University Medical Center and the Global Foundation for Humanity. Mr. Schwartz is a member of the Executive Committee of the Board of Directors.

RICHARD E. SNYDER, 66                                        Director since 1994

     Mr. Snyder became Chairman and Chief Executive Officer of Golden Books Family Entertainment, Inc., a publisher of children's books ("Golden Books"), in May 1996, after serving as President from February 1996 through May 1996. He was Chief Executive Officer and Chairman of the Board of Directors of Simon & Schuster, the publishing firm, from 1975 through 1994. Mr. Snyder is a trustee of The New York Presbyterian Hospital and a member of the Board of Directors of the Children's Blood Foundation. Mr. Snyder is also a member of the New York Zoological Society, Society Fellows, the Library Committee of the American Museum of Natural History, the Council on Foreign Relations, The Economic Club of New York and the Board of Overseers for the University Libraries of Tufts University. On February 26, 1999, Golden Books and certain of its subsidiaries filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Golden Books and those subsidiaries are continuing to operate their businesses and their assets as debtors-in-possession. Mr. Snyder is a member of the Finance and Nominating Committees of the Board of Directors.

DR. BRUCE E. SPIVEY, 64                                      Director since 1998

     Dr. Spivey has been President and Chief Executive Officer of Columbia-Cornell Care LLC, the physician organization of the clinical faculties of the medical schools of Columbia and Cornell Universities, since October 1997. From 1992 through part of 1997, Dr. Spivey served as President and Chief Executive Officer of the Northwestern Healthcare Network, a multi-hospital system in Chicago. Dr. Spivey serves as a Director of Phoenix Alliance, PrimeSight, and the United States - China Educational Institute, and is a Founder and Director of the Pacific Vision Foundation and the Ophthalmic Mutual Insurance Company. Dr. Spivey also is a Director or Trustee of Coe College, the Foundation of the American Academy of Ophthalmology and the International Council of Ophthalmology (as Secretary General). Dr. Spivey is a member of the Stock Option and Finance Committees of the Board of Directors.

ROBERT M. STEINBERG, 56                                      Director since 1981

     Mr. Steinberg has served as President and Chief Operating Officer of the Company since 1982. Mr. Steinberg has been Chairman of the Board and Chief Executive Officer of Reliance Insurance since 1984. He has held various positions with predecessors of the Company since 1965. He is a Director of LandAmerica Financial Group, Inc. and Zenith National Insurance Corp.
Mr. Steinberg is a Trustee of The Robert Steel Foundation for Pediatric Cancer Research and Bank Street College. Mr. Steinberg is a member of the Executive and Regular Compensation Committees of the Board of Directors. Mr. Steinberg is the brother of Mr. Saul P. Steinberg, Chairman and Chief Executive Officer of the Company, and the brother-in-law of Mr. Bruce L. Sokoloff, Senior Vice President--Administration, of the Company.

JAMES E. YACOBUCCI, 47                                       Director since 1989

     Mr. Yacobucci has served as Senior Vice President--Investments of Reliance Insurance since May 1989. He became Senior Vice President--Investments of the Company in December 1990.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held six meetings during 1998. The Board of Directors has an Audit Committee, which held five meetings during 1998, and a Regular Compensation Committee, which met informally on several occasions and acted twice by unanimous written consent during 1998. The Board of Directors also has a Special Compensation Committee, which held seven meetings and acted once by unanimous written consent during 1998, a Stock Option Committee, which held five meetings and acted once by unanimous written consent during 1998 and a Nominating Committee, which met three times during 1998. Each Director of the Company (other than Richard E. Snyder) attended at least 75% of the aggregate number of meetings held by the Board of Directors and by the committees of which he or she was a member.

     The Audit Committee's responsibilities include recommendations as to the engagement of independent auditors, approval of fee proposals by the independent auditors and the scope of the audits by the independent and internal auditors, periodic meetings with both independent and internal auditors to discuss the results of audit examinations, and review of the adequacy of internal accounting and financial reporting controls, current developments in financial reporting and accounting and the status of the Year 2000 compliance of the Company and its subsidiaries. The Regular Compensation Committee is responsible for evaluating the performance and approving the compensation of principal executive officers of the Company who are not Directors of the Company. The Special Compensation Committee is responsible for evaluating the performance and approving the compensation of officers of the Company who are also Directors of the Company and of principal executive officers of the Company's insurance operations and is also responsible for reviewing the participation of key executives of the Company in certain transactions involving the Company. The Special Compensation Committee also administers each of the Reliance Group Holdings, Inc. 1998 Executive Bonus Plan (the "Executive Bonus Plan"), the Reliance Group Holdings, Inc. 1998 Executive Bonus Plan for James E. Yacobucci (the "Yacobucci Bonus Plan"), all but one of the existing employee stock option plans (the "Option Plans") as such plans apply to the executive officers of the Company (including selecting the executive officers eligible to receive options), the Company's Employee Stock Purchase Plan and the Company's Key Employee Stock Option Plan, as such plans apply to the executive officers of the Company. The Special Compensation Committee will administer and select the executive officers eligible to receive options under the Restated 1998 Stock Option Plan, if such plan is approved by the stockholders at the Annual Meeting. The Stock Option Committee administers and selects the persons eligible to receive options under each of the Stock Option Plans (in the case of all but one plan, except as they apply to the executive officers of the Company) and will administer and select the persons eligible to receive options under the Restated 1998 Stock Option Plan (other than with respect to the executive officers of the Company) if such plan is approved by the stockholders at the Annual Meeting. The Nominating Committee is responsible for evaluating and recommending nominees for election to the Board of Directors.

     Any stockholder desiring to recommend a candidate for nomination to the Board of Directors should furnish to the Corporate Secretary of the Company at Park Avenue Plaza, 55 East 52nd Street, New York, New York 10055 (a) as to the person being nominated (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person,
(iii) the number of shares of Common Stock which are owned beneficially or of record by such person and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act") and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the number of shares of Common Stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Each notice of nomination of a candidate for director must be accompanied by a written consent from each proposed nominee to being named as a nominee and to serve as a director if elected. A candidate for director must be highly experienced, have knowledge and a background that will be useful to the Company and the ability to exercise sound business judgment. The candidate must also be willing and able to commit the time and effort needed to be an effective director. To be considered for the year 2000 Annual Meeting of Stockholders, any recommendation must be received at the principal executive offices of the Company on or after January 14, 2000 but no later than February 13, 2000. Nominations for candidates for the Board of Directors to be elected at the Year 2000 Annual Meeting of Stockholders will only be considered from persons who are stockholders of record both on the date notice of the nomination is given to the Company and on the record date for the Year 2000 Annual Meeting.

COMPENSATION OF DIRECTORS

     Each Director of the Company who is not compensated as an officer of the Company or one of its subsidiaries receives director's fees of $25,000 per annum from the Company and $25,000 per annum from Reliance Insurance for serving as a director of Reliance Insurance. The Company also pays each member of its Audit, Stock Option, Nominating, Special Compensation and Special Committees $1,000 for each such committee meeting attended. In addition, the Company pays to the Chairman of each of the Audit, Stock Option, Nominating, Special Compensation and Special Committees a retainer of $5,000 per annum. Under the Reliance Group Holdings, Inc. 1998 Stock Option Plan for Non-Employee Directors (the "1998 Director Plan"), the Board of Directors of the Company has the discretion to grant options to purchase Common Stock to directors who are not officers or employees of the Company or any of its subsidiaries at the fair market value of such shares on the date of grant. During 1998, upon his appointment to the Board of Directors, Dr. Bruce E. Spivey was granted options to purchase 25,000 shares of Common Stock at a purchase price of $18.00 per share. The options granted to each Director of the Company who is not an employee of the Company or any of its subsidiaries vest one year from the date of grant, so long as the Director is still a Director on such date.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act and the regulations of the Securities and Exchange Commission (the "Commission") thereunder require the Company's Executive Officers and Directors, and persons who own more than 10% of the outstanding Common Stock, to file reports of ownership and changes in ownership with the Commission and The New York Stock Exchange, Inc. and to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons, the Company believes that, during the year ended December 31, 1998, all of its Executive Officers, Directors, and 10% stockholders complied with the filing requirements applicable to them, except that Lynda Jurist, a member of the Steinberg Group, did not timely file a Form 4 with respect to one transaction.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     As of April 14, 1999, approximately 43% of the Common Stock was owned by the Steinberg Group. The following table sets forth information as of February 16, 1999 with respect to beneficial ownership of Common Stock by the Steinberg Group and its members, by each Director of the Company and by all executive officers and Directors of the Company as a group. The persons named below hold sole voting and investment power with respect to the shares shown opposite their names unless otherwise indicated. Saul P. Steinberg, Robert M. Steinberg and the Steinberg Group have an address of Park Avenue Plaza, 55 East 52nd Street, New York, New York 10055.

                                                                NUMBER OF SHARES
                                                                 AND NATURE OF                  PERCENT OF
                   NAME OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP            CLASS(1)
                   ------------------------                     --------------------            --------
Steinberg Group................................................      49,871,528(2)                 43.0
Saul P. Steinberg..............................................      36,160,774(3)(4)(6)(9)        31.0
Robert M. Steinberg............................................      11,743,888(3)(5)(6)(9)        10.0
Roni Sokoloff..................................................       4,618,261(6)(7)(9)            4.0
Lynda Jurist...................................................       4,801,310(8)                  4.1
George R. Baker................................................          53,725(3)(11)             *
George E. Bello................................................       1,544,082(6)(9)               1.3
Dennis A. Busti................................................         243,851(6)                 *
Lowell C. Freiberg.............................................       1,995,246(6)(10)              1.7
Dr. Thomas P. Gerrity..........................................          70,000(11)                *
Jewell J. McCabe...............................................          50,000(11)                *
Irving Schneider...............................................         224,500(11)                *
Bernard L. Schwartz............................................          60,000(11)(12)            *
Richard E. Snyder..............................................          51,000(11)                *
Dr. Bruce E. Spivey............................................          25,000(11)                *
James E. Yacobucci.............................................       1,195,264(6)(10)              1.0
All Executive Officers and Directors as a Group (other
than the Steinberg Group and Bruce L. Sokoloff)................       5,459,975(6)(9)(10)(11)(13)   4.6

------------------

     (1) An asterisk indicates that the shares owned represent less than 1% of the class.

     (2) Excludes shares of Common Stock allocable to employee contributions of members of the Steinberg Group under the Reliance Insurance Company Savings Incentive Plan (the "SIP") and shares based on the assumed exercise of currently exercisable options to purchase Common Stock held by Saul P. Steinberg, Robert
M. Steinberg and Roni Sokoloff (through her husband, Bruce L. Sokoloff, and over which she disclaims beneficial ownership). See Notes 3, 4, 5, 7 and 8. Including such shares, the Steinberg Group beneficially owned 52,043,404 shares of Common Stock, representing approximately 44.1% of the class. See Notes 6 and 9.

     (3) Includes with respect to each of the Steinberg Group, Saul P. Steinberg and Robert M. Steinberg, and excludes with respect to George R. Baker, 5,280,830 shares owned by four separate trusts relating to the estate of Julius Steinberg. Saul P. Steinberg, Robert M. Steinberg, their mother and George R. Baker are the trustees of each of the trusts and have the shared power to vote and otherwise deal with the shares. Saul P. Steinberg, Robert M. Steinberg and their sisters Roni Sokoloff and Lynda Jurist are respective beneficiaries under each of the trusts.

     (4) Includes 4,000 shares held by Saul P. Steinberg as custodian for his daughter, as to which he disclaims beneficial ownership. Includes 75,180 shares owned by Saul P. Steinberg's mother, 336,300 shares owned by his wife, 15,200 shares held by his wife as custodian for his daughter, 650,000 shares held by the Saul & Gayfryd Steinberg Foundation, Inc. and 3,000,000 shares owned by Steinberg Family Partners, L.P., a family limited partnership whose general partner is an entity controlled by Saul P. Steinberg. Saul P. Steinberg disclaims beneficial ownership over all of those shares, except, in the case of the shares held by Steinberg Family Partners, those shares in which Mr. Steinberg is deemed to have a pecuniary interest. Excludes 151,340 shares held by trusts for the children of Saul P. Steinberg (for which Robert M. Steinberg serves as the sole trustee).

     (5) Includes 151,340 shares held by trusts for the children of Saul P. Steinberg for which Robert M. Steinberg serves as sole trustee, as to all of which Robert M. Steinberg disclaims beneficial ownership.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     (6) Includes shares based on the assumed exercise of currently exercisable options to purchase Common Stock owned through the Company's Option Plans as follows: Saul P. Steinberg--375,000, Robert M. Steinberg--1,437,500, Roni Sokoloff--147,500 (these options are owned by Bruce L. Sokoloff and Roni Sokoloff disclaims beneficial ownership thereof), George E. Bello--812,500, Dennis A. Busti--240,000, Lowell C. Freiberg--812,500, James E. Yacobucci--75,000 and all Executive Officers and Directors as a Group (other than the Steinberg Group and Bruce L. Sokoloff)--3,129,500 shares.

     (7) Includes 400,000 shares owned by Bruce L. Sokoloff, the husband of Roni Sokoloff, 161,165 shares held by The Roni and Bruce Sokoloff Foundation, Inc. and 52,580 shares held by Mr. Sokoloff as custodian for their children, as to all of which Roni Sokoloff disclaims beneficial ownership. Mr. Sokoloff is Senior Vice President-Administration of the Company.

     (8) Includes 10,000 shares owned by Lynda Jurist's husband, 125,686 shares held by The Lynda and Joseph Jurist Foundation, Inc. and 89,940 shares held by Lynda Jurist as custodian for her children, as to all of which she disclaims beneficial ownership.

     (9) Includes shares allocable to employee contributions under the SIP, as to which the employee has dispositive power, as follows: Saul P. Steinberg--149,211, Robert M. Steinberg--35,379, Roni Sokoloff--27,286 (allocable to Bruce L. Sokoloff's contributions under the SIP and as to which Roni Sokoloff disclaims beneficial ownership), George E. Bello--21,457 and all Executive Officers and Directors as a Group (other than the Steinberg Group and Bruce L. Sokoloff)--27,392 shares. All of the Common Stock held under the SIP will be voted by a trustee of the SIP, CTC Illinois Trust Company, in its sole discretion, in accordance with the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended.

     (10) Includes 182,900 and 933,300 shares owned by the Reliance Group Holdings, Inc. Pension Trust (the "Company Pension Trust") and the Reliance Insurance Company Employee Retirement Trust (the "Reliance Retirement Trust" and together with the Company Pension Trust, the "Pension Trusts"), respectively. Lowell C. Freiberg and James E. Yacobucci are part of a three-person investment committee that directs the investments of the Pension Trusts, except with respect to the shares of the Company. Voting and dispositive power with respect to such shares has been transferred to LaSalle National Trust, N.A. ("LaSalle"), as independent fiduciary. The investment committee may revoke the authority of LaSalle on 30 days' notice. Each of Messrs. Freiberg and Yacobucci disclaims beneficial ownership of all of the shares described in this Note 10.

     (11) Includes, for each of George R. Baker, Dr. Thomas P. Gerrity, Jewell
J. McCabe, Irving Schneider, Bernard L. Schwartz and Richard E. Snyder, 50,000 shares and for Dr. Bruce E. Spivey, 25,000 shares based on the assumed exercise of currently exercisable options to purchase Common Stock. Includes for all Executive Officers and Directors as a Group, with respect to the options held by these persons, 325,000 shares based on the assumed exercise of such options.

     (12) All of these shares (except for those included based on the assumed exercise of currently exercisable options) are beneficially owned by the Bernard and Irene Schwartz Foundation and investment and voting power are shared.

     (13) Excludes 5,280,830 shares owned by four separate trusts relating to the estate of Julius Steinberg. See Note 3. Includes 5,000 shares held by a Company executive officer as trustee for his child, as to which beneficial ownership is disclaimed.

                            EXECUTIVE COMPENSATION
                          SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1998, 1997 and 1996 by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executive officers").

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                                                            ------------
                                                        ANNUAL COMPENSATION                 SECURITIES
                                            --------------------------------------------    UNDERLYING
            NAME AND                                                     OTHER ANNUAL        OPTIONS/         ALL OTHER
       PRINCIPAL POSITION           YEAR    SALARY($)       BONUS($)     COMPENSATION($)      SARS(#)       COMPENSATION($)
---------------------------------   ----    ----------     ----------    ---------------    ------------    ---------------

Saul P. Steinberg ...............   1998    $2,150,000(1)  $6,300,000       $  61,500(2)             --       $ 1,406,200(5)
  Chairman of the Board & Chief     1997     1,800,000(1)   3,500,000          51,000         1,000,000         1,364,800
  Executive Officer                 1996     1,800,000(1)   2,013,000              --(3)             --         1,386,000

Robert M. Steinberg .............   1998     2,050,000(1)   6,000,000         140,000(2)      3,000,000(4)        308,700(5)
  President & Chief Operating       1997     1,550,000(1)   3,000,000              --         1,000,000           299,700
  Officer                           1996     1,375,000(1)   1,524,000              --           250,000            96,000

George E. Bello .................   1998       725,000(1)   1,518,750              --           750,000           587,200(5)(6)
  Executive Vice President &        1997       725,000(1)   1,012,500              --           200,000           412,700
  Controller                        1996       675,000(1)     719,000              --           225,000            78,000

James E. Yacobucci ..............   1998     1,250,000      1,500,000              --           100,000             4,300(5)
  Senior Vice                       1997     1,250,000      1,500,000              --           100,000             4,700
  President--Investments            1996     1,250,000      1,000,000              --           300,000             5,000

Lowell C. Freiberg ..............   1998       650,000      1,072,500              --           750,000           951,700(5)(6)
  Executive Vice President &        1997       650,000        715,000              --           200,000           661,700
  Chief Financial Officer           1996       600,000        690,000              --           225,000            74,000

------------------

     (1) Includes a $50,000 director's fee paid by a company, which may be deemed to be an affiliate of the Company, on whose board the executive serves at the request of the Company.

     (2) Includes for Saul P. Steinberg and Robert M. Steinberg, $61,500 and $126,000, respectively, for certain personal use of corporate aircraft.

     (3) This mark throughout the table indicates information not required to be reported under the rules of the Securities and Exchange Commission.

     (4) Of these options, 1,500,000 were granted subject to obtaining the approval of the Company's stockholders of the Restated 1998 Stock Option Plan. If the Restated 1998 Stock Option Plan is not so approved at the Annual Meeting, this grant will become null and void.

     (5) Includes 1998 contributions by the Company and its subsidiaries under the SIP for each of Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg of $4,800 and for James E. Yacobucci of $4,300. Includes bonuses paid by the Company that were used to obtain certain life insurance benefits as follows: $3,700 for each of Saul P. Steinberg, Robert M. Steinberg and Lowell C. Freiberg and $5,900 for George E. Bello. Includes the aggregate of the value of premiums paid by the Company for split dollar life insurance in excess of the premiums paid by the executive officers and the amount of the bonuses paid by the Company to the executive officers for such split dollar premiums as follows: $1,360,000 for Saul P. Steinberg, $287,000 for Robert M. Steinberg, $57,000 for George E. Bello and $23,000 for Lowell C. Freiberg. Includes premiums paid by the Company and its subsidiaries for medical reimbursement insurance for each of Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg of $13,200. Includes directors' fees paid by a company on whose board the executives serve at the request of the Company because the Company has a significant investment in such company as follows:
$24,500 for Saul P. Steinberg and $29,500 for Lowell C. Freiberg.

     (6) Includes for each of George E. Bello and Lowell C. Freiberg, $506,250 and $877,500, respectively, representing the amount of the 1998 bonus such executive elected to replace with options to purchase shares of mutual funds pursuant to the terms of the Company's Key Employee Share Option Plan. See "Report of Compensation Committee--KEYSOP".

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth information relating to the grant of stock options by the Company during 1998 to the named executive officers.

                                                  INDIVIDUAL GRANTS(1)
                                              ----------------------------
                                                              PERCENT OF
                                                               TOTAL
                                               NUMBER OF      OPTIONS
                                              SECURITIES      GRANTED
                                              UNDERLYING      TO EMPLOYEES    EXERCISE OR
                                                OPTIONS       IN FISCAL       BASE PRICE     EXPIRATION    GRANT DATE
NAME                                          GRANTED(#)        YEAR            ($/SH)         DATE        VALUE $(3)
-------------------------------------------   ------------    ------------    -----------    ----------    -----------
Saul P. Steinberg..........................            --           --         $     N/A           N/A     $       N/A
Robert M. Steinberg........................     3,000,000(2)        33%            17.00      06/28/08      18,630,000
George E. Bello............................       750,000          8.0%          16.0625      08/16/08       4,178,000
James E. Yacobucci.........................       100,000          1.0%          16.0625      08/16/08         557,000
Lowell C. Freiberg.........................       750,000          8.0%          16.0625      08/16/08       4,178,000

------------------

     (1) All options listed in this table vest and become exercisable in cumulative installments of one-fourth of the number of shares of Common Stock after each of the second, third, fourth and fifth anniversaries of the date of grant if the optionee is an employee on such anniversaries. See "Employment Contracts".

     (2) Of these options, 1,500,000 were granted subject to obtaining the approval of the Company's stockholders of the Restated 1998 Stock Option Plan. If the Restated 1998 Stock Option Plan is not so approved at the Annual Meeting, this grant will become null and void.

     (3) Based on the Black-Scholes option pricing model adapted for use in valuing employee stock options. The actual value, if any, a named executive officer will realize will depend on the excess of the stock price over the exercise price on the date the options are exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based upon certain assumptions as to variables such as stock price volatility, risk-free rate of return, future dividend yield and term of the option. In calculating the grant date present values set forth in the table for Mr. Steinberg and Messrs. Bello, Yacobucci and Freiberg, factors of 32.18% and 30.94% have been assigned to the volatility of the Common Stock, based on weekly stock market quotations for the twelve months preceding June 18, 1998 and August 8, 1998, respectively, the yields on the Common Stock for Mr. Steinberg and Messrs. Bello, Yacobucci and Freiberg have been set at 1.88% and 1.99%, respectively, based upon its annual dividend rate of $.32 per share at the applicable date of grant divided by the price of the Common Stock on such date, the risk-free rates of return have been fixed for Mr. Steinberg and Messrs. Bello, Freiberg and Yacobucci at 5.56% and 5.36%, respectively, which equal the average monthly rates of a seven-year Treasury Note in June 1998 and August 1998, as reported in the Federal Reserve Bulletin, and a term of seven years from the date of grant has been used. A seven-year term has been used in lieu of the actual term of the options of ten years and ten days based on the expected life of the options.

OPTION EXERCISES IN FISCAL 1998 AND 1998 YEAR-END OPTION/SAR VALUES

     The following table sets forth the number of shares of Common Stock covered by stock options held by the named executive officers at December 31, 1998 and also shows the values for "in-the-money" options at that date.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN
                                 SHARES                           OPTIONS/SARS HELD AT         THE MONEY OPTIONS/SARS AT
                                ACQUIRED                          DECEMBER 31, 1998(1)          DECEMBER 31, 1998($)(2)
                                   ON             VALUE       ----------------------------    ----------------------------
NAME                            EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Saul P. Steinberg............         N/A      $       N/A       375,000       1,125,000      $ 2,625,000     $   875,000
Robert M. Steinberg..........         N/A              N/A     1,437,500       4,312,500       11,979,700       1,789,100
George E. Bello..............         N/A              N/A       812,500       1,137,500        7,052,200       1,020,300
James E. Yacobucci...........     200,000        2,641,800        75,000         425,000          365,600       1,121,900
Lowell C. Freiberg...........         N/A              N/A       812,500       1,137,500        7,052,200       1,020,300

------------------

     (1) The options shown were granted with one tandem stock appreciation right to the following extent: Robert M. Steinberg, George E. Bello and Lowell C. Freiberg--1,375,000, 756,250 and 756,250 of the options shown in the "Exercisable" column and 125,000, 18,750 and 18,750 of the options shown in the "Unexercisable" column, respectively.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     (2) Options and stock appreciation rights are classified as "in-the-money" if the fair market value of the underlying common stock exceeds the exercise or base price of the option or stock appreciation right. The value of such "in-the-money" options and stock appreciation rights is the difference between the exercise or base price and the fair market value of the underlying common stock as of December 31, 1998. The fair market value of the Common Stock on December 31, 1998 was $12.875 per share.

PENSION PLAN TABLE

     The following table sets forth the approximate annual pension that a named executive officer may receive under (1) the Company's pension plan (the "Company Pension Plan") and the Company's supplemental pension plan (the "Company Supplemental Pension Plan") or (2) Reliance Insurance's pension plan (the "Reliance Insurance Pension Plan") and Reliance Insurance's supplemental pension plan (the "Reliance Insurance Supplemental Pension Plan" and together with the Company Supplemental Pension Plan, the "Supplemental Pension Plans"), in each case assuming selection of a single life annuity, retirement at age 65 and the current level of covered compensation, based on the indicated assumptions as to covered compensation and years of service. Under the Internal Revenue Code of 1986, as amended (the "Code"), for each of the Company Pension Plan and the Reliance Insurance Pension Plan, the maximum annual benefit allowed is $130,000 (which is a combined maximum for persons participating in both plans) and the maximum annual compensation for years beginning with 1994 that may be taken into account in 1999 is presently $160,000. Amounts shown on the following table in excess of $130,000 are payable by the Company only to persons participating in the Company Supplemental Pension Plan, including Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg, and are payable by Reliance Insurance only to persons participating in the Reliance Insurance Supplemental Pension Plan, including Saul P. Steinberg and Robert M. Steinberg. For purposes of the Supplemental Pension Plans, the covered compensation of each of Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg includes his bonus paid by the Company or Reliance Insurance, as applicable.

                                                               YEARS OF SERVICE
                               --------------------------------------------------------------------------------
COVERED COMPENSATION              5           10          15          20          25          30          35
----------------------------   --------    --------    --------    --------    --------    --------    --------
$  160,000..................   $ 13,728    $ 27,455    $ 41,183    $ 54,910    $ 68,638    $ 82,365    $ 96,093
   750,000..................     68,303     136,605     204,908     273,210     341,513     409,815     478,118
 1,000,000..................     91,428     182,855     274,283     365,710     457,138     548,565     630,000
 1,250,000..................    114,553     229,105     343,658     458,210     572,763     630,000     630,000
 1,500,000..................    137,678     275,355     413,033     550,710     630,000     630,000     630,000
 2,000,000..................    183,928     367,855     551,783     630,000     630,000     630,000     630,000

     For purposes of calculating pension benefits under the Company Pension Plan and the Company Supplemental Pension Plan, Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg had 38, 33, 30 and 29 years of credited service and 43, 38, 35 and 34 years of credited service, respectively. For purposes of calculating pension benefits under the Company Pension Plan, as of January 1, 1999, Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg had salaries of $160,000 each and for purposes of the Company Supplemental Pension Plan, had average aggregate salaries and bonuses of approximately $3,600,000, $2,300,000, $1,300,000 and $1,300,000, respectively.
For purposes of calculating pension benefits under the Reliance Insurance Pension Plan, Saul P. Steinberg, Robert M. Steinberg and James E. Yacobucci had 22, 10 and 9 years of credited service, respectively. As of January 1, 1999, for purposes of calculating pension benefits under the Reliance Insurance Pension Plan, Saul P. Steinberg, Robert M. Steinberg and James E. Yacobucci had salaries of $160,000 each, and for purposes of the Reliance Insurance Supplemental Pension Plan, Saul P. Steinberg and Robert M. Steinberg had average aggregate salaries and bonuses of $684,000 and $569,000 and 27 and 15 years of credited service, respectively. Under current Code limits and plan provisions, the aggregate pension benefit payable to an individual under all pension plans and supplemental pension plans maintained by the Company and its subsidiaries cannot exceed $630,000. Benefits under each of the above named plans are calculated on the basis of a single life annuity and are not subject to any deduction for Social Security benefits or offset amounts.

EMPLOYMENT CONTRACTS

     In February 1996, Mr. Saul P. Steinberg and the Company entered into an employment agreement (the "SPS Employment Agreement") for a five-year term which commenced February 15, 1996 and which may be extended by Mr. Steinberg or the Company for three successive one-year periods (the "Extended Term"). Pursuant to the SPS Employment Agreement, Mr. Steinberg's base salary will be at least his salary as in effect on January 1, 1996 (which was $1,465,625), subject to increase by the Board of Directors (or any duly empowered committee thereof). Mr. Steinberg's base salary effective as of January 1, 1998 from the Company is $1,758,750. Pursuant to the SPS Employment Agreement, Mr. Steinberg is eligible to receive a bonus for each year determined pursuant to the Executive Bonus Plan or any other subsequent plan in which the chief executive officer or the chief operating officer of the Company participates. See description of the "Executive Bonus Plan" below. Any subsequent plan must be approved by the stockholders of the Company and provide for a bonus potential of at least 100% of Mr. Steinberg's base salary. Pursuant to the SPS Employment Agreement, if
Mr. Steinberg is discharged without "cause" or resigns because of the occurrence of certain events relating to a diminution or change in his duties, the Company is obligated to (i) continue his medical and dental benefits until the end of the Extended Term at the same charge to Mr. Steinberg as he would have paid had he remained employed by the Company, (ii) fully vest all stock option grants and permit the immediate exercise thereof for a period of twelve months after the date of such discharge or resignation and (iii) pay Mr. Steinberg an amount determined by multiplying the number of years remaining from the date of such discharge or such resignation to the end of the Extended Term by the sum of his base salary plus the average bonus paid to him for the two years immediately prior to the date of such discharge or resignation. In the event of the termination of the SPS Employment Agreement because of the death of Mr. Steinberg, his estate will receive a one-time payment in an amount equal to the sum of his base salary plus the average bonus paid to him for the two years immediately prior to his death. In the event of "total disability" or "partial disability" (each as defined in the SPS Employment Agreement), Mr. Steinberg will be paid, until the third anniversary of the date of the total disability or the fifth anniversary of the date of the partial disability (or until the end of the Extended Term, whichever is earlier), his base salary and a bonus in an amount equal to the average bonus paid to him for the two years immediately preceding such disability (less any amounts paid to him under any of the Company's other disability plans). In addition, the SPS Employment Agreement provides that for purposes of the Company Supplemental Pension Plan, Mr. Steinberg's benefits will be calculated using his total base salary and bonus compensation and Mr. Steinberg will be credited for all years of actual service with the Company and with all years until the end of the Extended Term (unless he is terminated for "cause," in which event he will only be credited with all years of actual service).

     In February 1996, Mr. Saul P. Steinberg also entered into a employment agreement with Reliance Insurance (together with the SPS Employment Agreement, the "SPS Employment Agreements") on substantially the same terms as the SPS Employment Agreement (except that Mr. Steinberg's base salary as in effect on January 1, 1996 from Reliance Insurance was $284,375). Mr. Steinberg's base salary effective as of January 1, 1998 from Reliance Insurance is $341,250.

     In February 1996, Mr. Robert M. Steinberg entered into employment agreements with the Company and Reliance Insurance on substantially the same terms as the SPS Employment Agreements (the "RMS Employment Agreements"). The base salaries effective on February 15, 1996 for Robert M. Steinberg from the Company and Reliance Insurance were $1,060,000 and $265,000, respectively. The base salaries for Robert M. Steinberg effective as of January 1, 1998 from the Company and Reliance Insurance are $1,600,000 and $400,000, respectively. Pursuant to the terms of Robert M. Steinberg's employment agreement with the Company, his base salary may be reduced by not more than 15% by the Board of Directors (or any duly empowered committee thereof) for any year in which the base salary of the chief executive officer is similarly reduced.

     In February 1996, each of Messrs. George E. Bello, Executive Vice President and Controller of the Company, and Lowell C. Freiberg, Executive Vice President and Chief Financial Officer of the Company, entered into employment agreements with the Company (collectively, the "Executive Employment Agreements") on substantially the same terms as the RMS Employment Agreements. The base salaries as in effect on January 1, 1996 for Messrs. Bello and Freiberg were $625,000 and $600,000, respectively. Pursuant to the terms of the Executive Employment Agreements, the base salary of each of Messrs. Bello and Freiberg may be reduced by not more than 15% by the Board of Directors (or any duly empowered committee thereof) for any year in which the chief executive officer's and the chief operating officer's base salaries are similarly reduced. The base salaries effective as of January 1, 1998 for Messrs. Bello and Freiberg were $675,000 and $650,000, respectively.

     The Executive Bonus Plan, in which Messrs. Saul P. Steinberg, Robert M. Steinberg and Messrs. George E. Bello and Lowell C. Freiberg participate, provide for basic bonuses of between 85% and 150% of annual base salary (as defined) depending upon the number of targets, between two and fifteen, relating to the performance criteria described in the Executive Bonus Plan that are achieved, and supplemental bonuses of up to 285% of annual base salary if at least eight targets and one or both of two additional targets relating to stockholders' equity are achieved. In no event may any bonus paid under the Executive Bonus Plan to any executive exceed 400% of his base salary. The Special Compensation Committee has the discretion under the Executive Bonus Plan to reduce any bonus in excess of 300% of an executive's base salary to no less than 300% of such salary. See "Report of Compensation Committees of the Board of Directors--Elements of Executive Compensation--Annual Bonus".

REPORT OF COMPENSATION COMMITTEES OF THE BOARD OF DIRECTORS

     Two separate committees of the Board of Directors of the Company are responsible for reviewing and determining the overall compensation of executive officers of the Company. The Regular Compensation Committee is responsible for reviewing and approving the compensation of all principal executive officers of the Company who are not Directors. The Special Compensation Committee is responsible for reviewing and approving the compensation of principal executive officers who are Directors of the Company, which includes all of the named executive officers, and of the principal executive officers of the Company's insurance operations. These two committees are together referred to below as the "Compensation Committees." Awards under the Company's Option Plans to the Company's executive officers are made by the Special Compensation Committee. The Special Compensation Committee is comprised solely of outside Directors.

I. Executive Compensation Philosophy

     The executive compensation policies of the Company, as applied by the Compensation Committees during 1998, are designed to align compensation with the interests of the Company's stockholders. The goals of the Company are to attract and retain executives whose abilities are critical to the success of the Company, to support a performance-oriented environment that rewards individual initiative and achievement, to establish a relationship between compensation and the attainment of corporate objectives and to reward executives for the enhancement of long-term stockholder value. The Compensation Committees specifically endorse the position that stock-based compensation and stock ownership by executives are an important element in aligning the interests of executives with the stockholders and in enhancing stockholder value.

II. Elements of Executive Compensation

     The compensation package for executive officers of the Company, including the Company's Chief Executive Officer, consists of the following basic elements.

     A. Base Salary. The base salaries of executive officers of the Company are set on an individual basis and are designed to enhance the Company's ability to attract and retain highly qualified key executives. Salaries bear a direct relationship to the executive's level of responsibility and reflect his individual talents and skills and are not directly determined by specific reference to overall corporate performance. The base salaries of Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg are subject to the terms of individual employment agreements. See "Employment Contracts."

     B. Annual Bonus. The annual bonus paid to executive officers is a critical element of compensation designed to reward the achievement of preestablished corporate goals, as well as individual productivity and performance. The Regular Compensation Committee determines the amounts of the bonuses paid to executive officers (other than the executive officers who are Directors of the Company) based upon performance of the Company and its subsidiaries during the year, as well as upon the contribution of the individual executive to such performance. The bonuses for the named executive officers (other than James E. Yacobucci, the "Executive Bonus Plan Officers") are paid in accordance with the terms of the Executive Bonus Plan. The Executive Bonus

Plan provides for basic bonuses of between 85% and 150% of annual base salary (as defined) from the Company and Reliance Insurance depending upon the number of targets, between two and fifteen, relating to the performance criteria described in the Executive Bonus Plan that are achieved and, a supplemental bonus of up to 285% of annual base salary if at least eight targets and one or both of two additional targets relating to stockholders' equity are achieved. The Executive Bonus Plan provides the Special Compensation Committee with the discretion to reduce any bonus to which a covered executive is entitled that exceeds 300% of his base salary to no less than 300% of such base salary.

     The bonus plan applicable to James E. Yacobucci (the "Yacobucci Bonus Plan") provides that, subject to the discretion of the Special Compensation Committee to reduce or eliminate the bonus, Mr. Yacobucci may earn a maximum annual bonus of 400% of his "base salary," which for purposes of the Yacobucci Bonus Plan is defined as being $1,000,000, depending upon the achievement of certain targets relating to the performance of the investment portfolios of the Company's insurance subsidiaries. Responsibility for payment of any bonuses payable under the Yacobucci Bonus Plan will be allocated between the Company and any subsidiary in proportion to the amount of base salary paid to Mr. Yacobucci for such year by the Company and such subsidiary. Mr. Yacobucci's base salary and bonus have always been paid by Reliance Insurance.

     C. KEYSOP. The Company has a Key Employee Share Option Plan (the "KEYSOP") which permits officers and key employees of the Company and certain of its affiliates, selected by, in the case of executive officers, the Special Compensation Committee and in all other cases, the Regular Compensation Committee, to replace a portion of their annual bonus with options to purchase shares of mutual funds ("KEYSOP Options"). Each KEYSOP participant may elect to replace a minimum of $10,000 up to a maximum of 50% of such participant's annual bonus with KEYSOP Options. The exercise price of such KEYSOP Options is the greater of 25% of the fair market value of the shares of the mutual funds as of the date of grant and 25% (or such lower percentage as may be determined by the following sentence) of the fair market value of the shares of the mutual funds on the date of exercise. For every two years up to 16 years that a KEYSOP Option is outstanding, the exercise price determined by the percentage of the fair market value of the mutual funds shares on the date of exercise will decrease by
 .5%, and if held for the full 20 years will become 15% of the fair market value.

     D. Stock Options. Stock option awards provide the most significant element of long-term compensation to executives. Stock options provide compensation in a manner that is intrinsically related to long-term corporate performance and stockholder value because the value of stock options is determined solely by movements in the Company's stock price over the term of the options. Stock option awards to executive officers are granted at the discretion of the Special Compensation Committee. The Special Compensation Committee makes its awards based on a variety of factors, including the level of responsibility and performance of the executive, his or her ability to affect stockholder value and the amount of past option grants to the executive.

     E. Employee Stock Purchase Plan. The Company has designed an employee stock purchase plan (the "Purchase Plan") which enables and encourages executives and other eligible employees of the Company and its subsidiaries to further participate in the growth of the Company through stock ownership. The Purchase Plan provides executives and other employees with the opportunity to conveniently (through payroll deductions) purchase shares of Common Stock at a discount. The discount permits shares of Common Stock to be purchased, subject to the quantity and payroll deduction limitations of the Purchase Plan, at 85% of the lower of the closing price of the Common Stock on the New York Stock Exchange on the first day or last business day of each year. All executive officers of the Company other than Messrs. Saul P. Steinberg, Robert M. Steinberg and Bruce L. Sokoloff are permitted to participate in the Purchase Plan.

     F. Retirement Plans. The Company has designed a retirement benefit program to provide executives with retirement compensation that is competitive within its industry and promotes the long-term employment of its executives. The program includes the SIP, which enables participants to contribute a portion of their compensation on a pre-tax and an after-tax basis and provides for matching contributions. In addition, the Company maintains the Company Pension Plan, a tax-qualified plan, and the Company Supplemental Pension Plan, which together provide a retirement benefit that is a function of an executive's compensation and years of service with the Company. Certain executive officers of the Company participate in the Reliance Insurance Pension Plan, a tax-qualified plan, and the Reliance Insurance Supplemental Pension Plan, which together provide a retirement benefit that is a function of an executive's compensation and years of service with Reliance Insurance. See "Pension Plan Table".

     G. Subsidiary Compensation. A portion of the salary and bonuses of Saul P. Steinberg and Robert M. Steinberg and all of the salary and bonus of James E. Yacobucci are paid by Reliance Insurance, the principal operating subsidiary of the Company. The amounts paid by Reliance Insurance are included in the "Salary" and "Bonus" columns of the Summary Compensation Table.

III. 1998 Compensation of Executive Officers Other than the CEO

     The Compensation Committees took actions with respect to executive compensation during 1998 that were consistent with the Company's compensation philosophy and reflected an emphasis on performance-based compensation.

     In accordance with the Company's compensation policies, three executive officers of the Company were considered for and received increases in base salary in 1998. The Special Compensation Committee granted stock options to eleven executive officers of the Company (including the named executive officers to the extent shown in the "Summary Compensation Table" above) in the second and third quarters of 1998 in light of their respective contributions to the significant business accomplishments achieved by the Company and its subsidiaries over the past several years, as well as their anticipated contributions to the future success of the Company and its subsidiaries. Those past accomplishments included profitable growth in the Company's core business, growth in earnings per share, achieving return on equity of at least 15%, significantly reducing financial leverage and improving growth in revenues and profit margins at RCG IT, the Company's information technology business. The Special Compensation Committee also considered the economic value generated for the Company's stockholders through the sale of the Company's title operations in February 1998. With respect to the options granted to Robert M. Steinberg, the Special Compensation Committee also considered the leadership role he has played and continues to play in launching the new business lines of the Company's insurance subsidiaries. Of the options to purchase 3,000,000 shares of Common Stock granted to Mr. Steinberg, 1,500,000 were granted subject to the approval of the Company's stockholders of the Restated 1998 Stock Option Plan. This condition was imposed by the Special Compensation Committee so that the grant would meet the requirements for deductibility under Section 162(m) of the Code. See "Proposal 2--Approval of Reliance Group Holdings, Inc. Amended and Restated 1998 Stock Option Plan."

     Annual bonuses for 1998 of 300% of their 1998 annual base salaries for each of the Executive Bonus Plan Officers were paid to such persons in accordance with the terms of the Executive Bonus Plan. Each of the Executive Bonus Plan Officers was entitled to receive a bonus equal to 400% of his base salary from the Company (and, in the case of Messrs. Steinberg, Reliance Insurance) primarily due to the 37% growth in stockholders' equity of the Company during 1998 and the 29% return on average stockholders' equity for 1998. However, the Special Compensation Committee determined to exercise its discretion to reduce the amount of the bonuses to 300% primarily because of the decline in the price of the Common Stock since the third quarter of 1998 and the Company's results of operations for the fourth quarter of 1998.

     James E. Yacobucci was not entitled to be paid a bonus for 1998 pursuant to the Yacobucci Bonus Plan because the performance of Reliance Insurance's investment portfolio did not meet the targets determined by the Special Compensation Committee under the Yacobucci Bonus Plan. However, the Special Compensation Committee determined that Mr. Yacobucci should receive a bonus for 1998 given the overall performance of the investment portfolio in light of the Company's instruction to Mr. Yacobucci to begin changing the character of that portfolio by investing less in equity securities and more in fixed income securities. The Special Compensation Committee also took into account
Mr. Yacobucci's superior ability to manage Reliance Insurance's investment department and, given their continued confidence that he will achieve superior results in the future, the need to keep his 1998 compensation competitive with that available in the marketplace.

     At the beginning of 1999, the Regular Compensation Committee determined the amount of the bonuses of executive officers (other than the Executive Bonus Plan Officers and James E. Yacobucci) for 1998 by taking into account the performance goals enumerated in the Executive Bonus Plan and the role of the individual executives in enabling the Company to achieve such goals. The Regular Compensation Committee did not assign objective or relative weights to the performance goals, all of which contributed favorably in the determination of annual bonuses for 1998.

IV. 1998 Chief Executive Officer Compensation

     The compensation of Mr. Saul P. Steinberg, the Company's Chief Executive Officer, is determined by the Special Compensation Committee. Mr. Steinberg's minimum base salaries from the Company and Reliance Insurance were established in the SPS Employment Agreements. In light of the Special Compensation Committee's decision during late 1997 to increase Mr. Steinberg's base salaries for 1998 from the Company and Reliance Insurance by $293,125 and $56,875, respectively, the Special Compensation Committee did not consider an increase in Mr. Steinberg's base salaries during 1998. Mr. Steinberg's bonuses for 1998 from the Company and Reliance Insurance were paid in accordance with the terms of the Executive Bonus Plan pursuant to which he received a bonus for 1998 equal to 300% of his base salary from each of the Company and Reliance Insurance. The amount Mr. Steinberg received reflects a reduction made in the discretion of the Special Compensation Committee. The Special Compensation Committee determined to make such reduction for the reasons described under "1998 Compensation of Executive Officers Other than the CEO". In 1996, the Special Compensation Committee authorized the Company to purchase a split dollar life insurance policy for Mr. Steinberg that has a premium of $1,000,000 per year. Based upon the terms of the policy, the Company anticipates that, upon the earlier of the termination of the policy or Mr. Steinberg's death, the Company will receive a refund of substantially all of the premiums paid by it for the policy (which represent substantially all of the premiums therefor).

V. Compensation Deduction Limitation

     Beginning in 1994, a federal law disallowed corporate tax deductibility for certain compensation in excess of $1,000,000 paid to each of a company's chief executive officer and its four other most highly paid executive officers. One of the exceptions to the deductibility limitation is for "performance-based compensation", provided stockholder approval and other requirements are met. Each of the Company's executive bonus and stock option plans adopted in and after 1994, were established with the intent to meet the requirements of the 1994 law and thereby preserve deductibility of both cash bonuses and stock option compensation paid to the five most highly compensated executive officers of the Company. In additon, the Restated 1998 Stock Option Plan is being submitted to the stockholders at the Annual Meeting and is intended to meet the requirements of the 1994 law and preserve deductibility of stock option compensation granted thereunder. The Company believes that stock option compensation under the one Company stock option plan adopted prior to 1994 will not be affected by the deductibility limitation.

     Except in the cases of Saul P. Steinberg, Robert M. Steinberg and James E. Yacobucci, the 1998 base salaries of the named executive officers did not exceed $1,000,000 and were fully deductible. The portions of the base salaries of Saul
P. Steinberg, Robert M. Steinberg and James E. Yacobucci that exceeded $1,000,000 and the bonus paid to Mr. Yacobucci are not deductible. The lack of deductibility of the portions of the base salaries of Saul P. Steinberg, Robert
M. Steinberg and James E. Yacobucci and of the bonus of Mr. Yacobucci did not have a material effect on the Company's 1998 tax liability or tax expense.


  SPECIAL COMPENSATION COMMITTEE     REGULAR COMPENSATION COMMITTEE
  ------------------------------     ------------------------------
  George R. Baker                    Saul P. Steinberg
  Jewell Jackson McCabe              Robert M. Steinberg
                                     Jewell Jackson McCabe

PERFORMANCE GRAPH

     In the Company's proxy statement for 1997 and 1998, the industry index used by the Company for comparison purposes was the MG Industry Group 262-Fire, Marine, Casualty and Title (the "MG-262 Index"). The Company has been notified by the company from which it obtains its industry information that the MG-262 Index will no longer be available. Of those available, the Company has determined that the most appropriate industry index would include a combination of all of the companies from the MG Industry Group 432 Property/Casualty Insurance Index (the "P&C Index") and the MG Industry Group 433 Surety/Title Insurance Index (the "Title Index" and together with the P&C Index, the "Combined P&C/Title Index") because while the Company's principal operations are in the property and casualty insurance area, for all of the years reflected in the performance graph through February 1998, the Company had significant title insurance operations. Those title insurance operations were sold in February 1998. In light of the foregoing, set forth below is a line graph comparing the Company's total shareholder return on the Common Stock for 1994 through 1998 with the returns of the MG-262 Index, the Combined P&C/Title Index and the Media General Composite Index of 8,000 public companies. The graph assumes $100 was invested on January 1, 1994, with all dividends fully reinvested.

                                           Fiscal Year Ending
                              ---------------------------------------------
Company/Index/Market           1993    1994   1995    1996    1997    1998

Reliance Group                100.00  68.52  119.34  131.40  208.78  194.43
MG Group 262                  100.00  99.04  142.04  170.66  244.49  225.25
MG Group 432 & 433 Combined   100.00  98.56  144.37  172.67  253.62  264.68
Media General Index           100.00  99.17  128.58  155.28  201.64  246.49


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Regular Compensation Committee of the Board of Directors consists of Saul P. Steinberg, Robert M. Steinberg and Jewell Jackson McCabe. Saul P. Steinberg and Robert M. Steinberg are both officers and employees of the Company. The Special Compensation Committee of the Board of Directors is comprised solely of the following outside directors: George R. Baker and Jewell Jackson McCabe. See "Proposal 1--Election of Directors--Board of Directors and Committees."

     Reliance Figueroa Associates Limited Partnership ("Reliance Figueroa") is a limited partnership which owns apartment buildings and commercial properties and in which Saul P. Steinberg, Chairman of the Board and Chief Executive Officer of the Company, has a limited partnership interest of 56%, and Robert M. Steinberg, President and Chief Operating Officer of the Company, has a limited partnership interest of 24%. The general partner of Reliance Figueroa was, until June 1997, an indirect subsidiary of the Company (the "GP") and was entitled to receive 48% of any cumulative net profits (as defined) realized from the activities of Reliance Figueroa and received the benefit of any tax losses. The remainder of the cumulative net profits of Reliance Figueroa were allocated to the limited partners in accordance with their respective partnership interests.

     In June 1997, all of the common stock of Onyx, Inc. ("Onyx"), the Company subsidiary that owned all of the common stock of the GP, was acquired by investors unaffiliated with the Company (the "Investors") and Reliance Insurance acquired a $27,600,000 preferred stock interest in Onyx. Subsequently, Reliance Insurance and the Company purchased from Onyx, $11,000,000 aggregate principal amount of its 11.9% promissory notes due 2010 (the "Reliance Insurance Note") and $18,000,000 aggregate principal amount of its 11.9% promissory notes due 2020 (the "Company Note"). In July 1998, the Reliance Insurance Note was repaid in full and in September 1998, a $5,000,000 repayment was made on the Company Note.

     During 1998 and through March 1999, the Company contracted for certain graphic design services with an unaffiliated graphic design firm which subcontracted certain related printing services with a printing company in which a brother-in-law of Messrs. Saul P. Steinberg and Robert M. Steinberg, Joseph Jurist, holds a material interest. Including amounts received pursuant to that subcontracting arrangement, such printing company has received approximately $322,000 relating to services provided to the Company and its subsidiaries. The amount paid to the printing company was based on negotiations between the parties and the Company believes such amount represented fair market value to the Company.

     On March 8, 1999, Reliance Insurance, a wholly-owned subsidiary of the Company, purchased from Roni Sokoloff, the wife of Bruce L. Sokoloff, Senior Vice President-Administration of the Company, and the sister of Messrs. Saul P. Steinberg and Robert M. Steinberg, 100,000 shares of the Common Stock for a purchase price of $9.4375 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The shares were purchased by Reliance Insurance for anticipated contributions to employee stock compensation plans.

                           RELATED PARTY TRANSACTIONS

     A description of certain transactions between the Company and Reliance Figueroa is set forth above under "Compensation Committee Interlocks and Insider Participation." The limited partners of Reliance Figueroa include the following additional executive officers of the Company who hold the following limited partnership interests: Messrs. Bello (3.8%), Freiberg (2.5%), Henry A. Lambert (3.8%), Dennis J. O'Leary (.635%), Philip S. Sherman (.635%), Bruce L. Sokoloff (1.3%) and Howard E. Steinberg (1.3%).
                                       17

             PROPOSAL 2--APPROVAL OF RELIANCE GROUP HOLDINGS, INC.
                  AMENDED AND RESTATED 1998 STOCK OPTION PLAN

     The Board of Directors of the Company believes that the Option Plans have advanced the interests of the Company and the stockholders by affording officers and other key employees of the Company and its subsidiaries an opportunity to increase their proprietary interest in the Company. In June 1998, the Special Compensation Committee of the Company's Board of Directors determined to grant to Mr. Robert M. Steinberg, President and Chief Operating Officer of the Company, options to purchase 3,000,000 shares of the Company's Common Stock. Of those options, 1,500,000 were granted subject to the approval by the Company's stockholders of the Restated 1998 Stock Option Plan described below so that the grant would comply with the deductibility requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Restated 1998 Stock Option Plan would increase the number of options that may be granted to any officer or key employee of the Company to 4,000,000 from the 1,000,000 permitted by the 1998 Stock Option Plan as previously approved by the Company's stockholders (the "Existing 1998 Stock Option Plan").

     The Restated 1998 Stock Option Plan provides for the grant of nonqualified stock options (the "Options") to officers and key employees of the Company and certain of its affiliates selected by the Stock Option Committee or, in the case of the executive officers of the Company, the Special Compensation Committee. Grants were made under the Existing 1998 Stock Option Plan during 1998 and are reflected in the discussion of stock option grants made during 1998 set forth below. As of March 31, 1999, based on the administration of the Existing 1998 Stock Option Plan and the Company's other Option Plans, there were approximately 600 persons who would be eligible to receive grants under the Restated 1998 Stock Option Plan, including 11 executive officers of the Company, eight officers of the Company (excluding executive officers) and certain other salaried employees of the Company and its subsidiaries. No director of the Company who is not also an employee of the Company or one of its subsidiaries is eligible to receive grants under the Existing 1998 Stock Option Plan or will be eligible under the Restated 1998 Stock Option Plan.

     The maximum number of shares of Common Stock that may be issued and sold under the Restated 1998 Stock Option Plan is 12,000,000 (subject to adjustment as described below), of which 6,098,000 were available as of March 31, 1999. No officer or key employee may be issued Options to purchase more than 4,000,000 of the shares of Common Stock (subject to adjustment as described below) issuable under the Restated 1998 Stock Option Plan during the ten-year term of the Restated 1998 Stock Option Plan. If Options granted under the Restated 1998 Stock Option Plan terminate or cease to be exercisable without having been wholly exercised, new Options may be granted under the Restated 1998 Stock Option Plan covering the number of shares of Common Stock to which such termination or cessation relates. The Restated 1998 Stock Option Plan will terminate on May 14, 2008 (except with respect to outstanding Options), unless earlier terminated.

     In the event of any change (through recapitalization, merger, consolidation, stock dividend, split-up, combination or exchange of shares or otherwise) in the character or amount of the Common Stock (or any other transaction described in Section 424(a) of the Code), an Option, to the extent it has been granted but not exercised, shall entitle the optionee to such number and kind of securities as such optionee would have received had such optionee actually owned the Common Stock subject to the Option at the time of the occurrence of such change. Upon the occurrence of any other event that has the result of increasing or decreasing the number of shares of Common Stock outstanding, the Stock Option Committee or the Special Compensation Committee, as the case may be, has the authority to make such adjustments, if any, to the number of shares subject to the Option and/or the Option exercise price, as they determine.

     The exercise price of an Option may not be less than 100% of the fair market value of the Common Stock as of the date of grant in the case of a grant to any of the five most highly compensated executive officers and may not be less than 90% of the fair market value of the Common Stock as of the date of grant in all other cases. Subject to the foregoing, the exercise price of an Option will be determined by the Special Compensation Committee in the case of a grant to any executive officer of the Company and by the Stock Option Committee in all other cases. The Stock Option Committee or the Special Compensation Committee, as the case may be, may, in its sole discretion, in exchange for the surrender and cancellation of an Option, grant a new Option having a purchase price lower (or higher) than the purchase price of the Option so surrendered and cancelled and containing such other terms as the relevant Committee may deem appropriate. Payment of the exercise price of each Option shall be made in cash, or with the consent of the Stock Option Committee or the Special Compensation Committee, as the case may be, in whole or in part in shares of Common Stock valued at the then fair market value thereof.

     Unless the Stock Option Committee or the Special Compensation Committee, as the case may be, accelerates the vesting schedule, an Option vests and becomes exercisable in cumulative installments of one-fourth of the number of shares of Common Stock covered thereby after each of the second, third, fourth and fifth anniversaries of the date of grant if the optionee is an employee on such anniversary. An Option vests and becomes exercisable in full at the earliest of the following times if the optionee is then an employee: (i) the optionee's normal retirement date (age 65 or later), (ii) the optionee's death or disability, or (iii) five years after the date of grant thereof. An Option is generally exercisable for ten years from the date of grant, except that it must be exercised, if at all, within one year of termination of employment due to disability or death and within ninety days of termination of employment for any other reason. Options are not transferable except by will or the laws of descent and distribution or as otherwise approved by the Stock Option Committee or the Special Compensation Committee, as the case may be, and then only to the extent that the relevant Committee is satisfied that the transfer is being made for estate or tax planning purposes or for gratuitous or donative purposes, without consideration being paid therefor.

     Solely to the extent deemed necessary or advisable by the Board of Directors, the Restated 1998 Stock Option Plan will be administered by a committee of two or more persons who satisfy the requirements for a "non-employee director" under Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Board of Directors of the Company has determined that with respect to non-executive officers of the Company, the committee will be the Stock Option Committee that administers the Company's other Option Plans and with respect to the executive officers of the Company, the committee will be the Special Compensation Committee of the Board of Directors which also administers all but one of the other Option Plans with respect to executive officers of the Company and which, solely to the extent deemed necessary or advisable by the Board of Directors, will be comprised of two or more persons who satisfy the requirements for "outside directors" under Section 162(m) of the Code. Generally, no member of the Board of Directors of the Company, the Stock Option Committee or the Special Compensation Committee shall be liable for any act or omission taken or failed to be taken with respect to the Restated 1998 Stock Option Plan. The expenses of the Restated 1998 Stock Option Plan will be borne solely by the Company.

     The Restated 1998 Stock Option Plan may be amended, modified, suspended or terminated by the Board of Directors. Solely to the extent deemed necessary or advisable by the Board for purposes of complying with Section 162(m) of the Code or the rules of any securities exchange or for any other reason, the Board may seek the approval of any such amendment by the Company's stockholders.

     As a general rule, no federal income tax is imposed on the optionee upon the grant of an Option and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of an Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the Option price. Upon the exercise of an Option, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee. Upon subsequent disposition of the Common Stock received upon exercise of an Option, the difference between the amount realized on the disposition and the basis of the Common Stock (exercise price plus any ordinary income recognized) should qualify as long-term or short-term capital gain, depending upon the holding period.

     As of March 31, 1999, under the Company's existing stock option plans for officers and key employees, 2,869,520 shares of Common Stock had been issued and there were outstanding options to purchase 21,945,353 shares of Common Stock. As of that date, there remained, in the aggregate, 6,407,525 options available for grant. Options to purchase 3,384,250 shares of Common Stock were granted to key employees (other than executive officers) during 1998 at a weighted average exercise price of $13.10. Options to purchase 5,775,000 shares of Common Stock were granted to executive officers of the Company (including the named executive officers) during 1998 at a weighted average exercise price of $16.33. See the "Option Grants in Fiscal 1998" Table for the number of options granted to the named executive officers during 1998. In addition, options to purchase 500,000 shares of Common Stock were granted to one director who is an officer of a subsidiary but not of the Company at an exercise price of $13.0625. No director of the Company who is not also an employee of the Company or one of its subsidiaries was entitled to receive any grants under the Company's stock option plans for officers and key employees.

     Except as set forth in "New Plan Benefits" Table below, the Stock Option and Special Compensation Committees have not made any determinations as to grants to be made under the Restated 1998 Stock Option Plan.

     The following table shows the grant of options to purchase Common Stock made during 1998 subject to the approval by the Company's stockholders of the Restated 1998 Stock Option Plan. The grant of these options to purchase Common Stock will become null and void in the event that the Restated 1998 Stock Option Plan is not approved by the stockholders at the Annual Meeting.

                               NEW PLAN BENEFITS
                        RESTATED 1998 STOCK OPTION PLAN

                                                                                            EXERCISE
NAME AND POSITION                                                        NUMBER OF UNITS     PRICE      EXPIRATION DATE
----------------------------------------------------------------------   ---------------    --------    ---------------
Robert M. Steinberg
  President and Chief Operating Officer...............................      1,500,000*       $17.00         6/28/08

------------------
* For information regarding vesting and the federal income tax consequences associated with the options, see the description of the Restated 1998 Stock Option Plan above.

     In the event that stockholder approval of the Restated 1998 Stock Option Plan is not obtained, grants of options to purchase Common Stock will continue to be made under the Existing 1998 Stock Option Plan to the extent that such grants would meet the requirements under Section 162(m) of the Code for deductibility by the Company.

     The closing price of the Common Stock on the New York Stock Exchange on April 13, 1999 was $7.9375 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Restated 1998 Stock Option Plan is being submitted for stockholder approval so that compensation thereunder meets the requirements under Section 162(m) of the Code to be deductible by the Company. The Restated 1998 Stock Option Plan will be approved by the stockholders if a majority of the votes present or represented and entitled to vote on the Restated 1998 Stock Option Plan at the Annual Meeting are cast FOR approval of the Restated 1998 Stock Option Plan. Shares will be counted as voting "against" the proposal if they are voted either "against" or to "abstain." Broker non-votes will not change the number of votes cast for or against this proposal and will not be treated as shares entitled to vote. In the event that stockholder approval is not obtained, grants will continue to be made under the Existing 1998 Stock Option Plan which received stockholder approval at the Company's 1998 Annual Meeting of Stockholders. However, the grant of options to purchase 1,500,000 shares of Common Stock made to Robert M. Steinberg in June 1998 will become null and void. The members of the Steinberg Group have informed the Company that they intend to vote FOR approval of the Restated 1998 Stock Option Plan, and, therefore, there is a substantial likelihood that stockholder approval will be obtained. Your Board of Directors recommends a vote FOR approval of the Restated 1998 Stock Option Plan.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as the independent auditors to audit the consolidated financial statements of the Company for the year 1999.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

        STOCKHOLDER PROPOSALS FOR INCLUSION IN YEAR 2000 PROXY STATEMENT

     Stockholders who intend to present proposals at the year 2000 Annual Meeting of stockholders must submit such proposals to the Company no later than December 18, 1999 in order for them to be included in the Company's proxy materials for such meeting. Stockholder proposals must be submitted to the Company at Park Avenue Plaza, 55 East 52nd Street, New York, New York 10055,
Attention: Corporate Secretary.

      STOCKHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING

     Any proposal that is not submitted for inclusion in the Company's Proxy Statement for the year 2000, but instead is sought to be presented directly at the year 2000 Annual Meeting of Stockholders, will only be considered from persons who are eligible pursuant to, and who follow the procedures set forth in, the Company's Bylaws.

                OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

     The Board of Directors knows of no other matter to be presented which is a proper subject for action by the stockholders at the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, it is intended that proxies given pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                                          By Order of the Board of Directors,

                                            Reliance Group Holdings, Inc.


                                              /s/ Howard E. Steinberg,

                                                  Howard E. Steinberg,
                                                   Corporate Secretary

                        RELIANCE GROUP HOLDINGS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS--MAY 13, 1999

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RELIANCE GROUP HOLDINGS, INC.

     The undersigned hereby appoints Saul P. Steinberg and Howard E. Steinberg, and each of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all of the shares of common stock of Reliance Group Holdings, Inc. held of record by the undersigned on March 15, 1999, at the Annual Meeting of Stockholders to be held on May 13, 1999 or any adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AND FOR PROPOSAL 2.

                                                                     SEE REVERSE
 (Continued and to be signed on the reverse side)                        SIDE

                        Please date, sign and mail your
                      proxy card back as soon as possible!


                         Annual Meeting of Stockholders
                          RELIANCE GROUP HOLDINGS, INC.


                                  May 13, 1999







                Please Detach and Mail in the Envelope Provided

 _____
|     | Please mark your
|  X  | votes as in this
|_____| example.


THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" EACH OF THE
FOLLOWING

                   FOR     WITHHELD                                                                          FOR    AGAINST  ABSTAIN
                  _____     _____                                                                           _____    _____    _____
1. Election of   |     |   |     |  Nominees: George R. Baker,          2. Approval of the Reliance Group  |     |  |     |  |     |
   Directors.    |     |   |     |  George E. Bello, Dennis A. Busti,      Holdings, Inc. Amended and      |     |  |     |  |     |
                 |_____|   |_____|  Lowell C. Freiberg, Dr. Thomas P.      Restated 1998 Stock Option      |_____|  |_____|  |_____|
                                    Gerrity, Jewell J. McCabe, Irving      Plan.
                                    Schneider, Bernard L. Schwartz,
For, except vote withheld for the   Richard E. Snyder, Dr. Bruce E.     3. In their discretion, the Proxies are authorized to vote
following nominee(s):               Spivey, Robert M. Steinberg, Saul      upon such  other matters as may properly come before the
                                    P. Steinberg, James E. Yacobucci       meeting or any adjournments thereof.
----------------------------------


SIGNATURE(S)                                                DATE           ,1999
            ------------------------------------------------     ----------

Note: Please sign exactly as your name appears on the proxy. If signed for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

                             AMENDED AND RESTATED
                         RELIANCE GROUP HOLDINGS, INC.

                            1998 STOCK OPTION PLAN

                                    PART I

                 PURPOSES; DEFINITIONS; STOCKHOLDER APPROVAL;
                 RESERVATION OF SHARES; PARTICIPATION IN PLAN

                                   ARTICLE I

                                   Purposes

         1.1 Purposes of Plan. The purpose of this Amended and Restated
Reliance Group Holdings, Inc. 1998 Stock Option Plan (this 'Plan') is to provide incentives to selected key employees of the Company and/or its Affiliates who contribute, and are expected to contribute, materially to the success of the Company and its Affiliates; to provide a means of rewarding outstanding performance; and to enhance the interest of such key employees in the Company's continued success and progress by providing them a proprietary interest in the Company. Further, this Plan is designed to enhance the Company's ability to maintain a competitive position in attracting and retaining qualified key personnel necessary for the continued success and progress of the Company.

                                  ARTICLE II

                                  Definitions

              Certain terms used herein shall have the meaning below stated, subject to the provisions of Section 7.1.

         'Affiliate' means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, the Company.

         'Board' or 'Board of Directors' means the Board of Directors of the Company.

         'Chairman' means the Chairman of the Board of the Company.

         'Code' means the Internal Revenue Code of 1986, as amended.

         'Committee' means, except as set forth in Article X, the Stock Option Committee appointed by the Board to administer this Plan pursuant to Article VII.

         'Common Stock' means, subject to the provisions of Section 9.3, the authorized common stock of the Company, par value $.10 per share.

         'Company' means Reliance Group Holdings, Inc.

         'Disability' means a physical or mental impairment of sufficient severity such that an Employee is both eligible for and in receipt of benefits under the long-term disability provisions of the Company's benefit plans.

         'Employee' means an employee (including an officer) of the Company or of an Affiliate of the Company.

         'Fair Market Value' means the closing price at which the Common Stock of the Company shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the fair market value as determined by the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

         'Key Employee' means an Employee selected to participate in this Plan pursuant to the terms hereof.


         'Non-Qualified Option' means an option to purchase Common Stock, granted by the Company to a Key Employee pursuant to Section 5.1.
Non-Qualified Options are not intended to qualify as 'incentive stock options' under Section 422 of the Code and the regulations thereunder.

         'Option' means a Non-Qualified Option.

         'Option Agreement' has the meaning assigned to it in Section 5.1(c) hereof.

         'Plan' means the Amended and Restated Reliance Group Holdings, Inc. 1998 Stock Option Plan, as set forth herein and as from time to time amended.

         'Special Compensation Committee' means the Special Compensation Committee of the Board.

                                  ARTICLE III

                  Stockholder Approval; Reservation of Shares

         3.1 Stockholder Approval. This Plan shall be effective upon approval of the Plan by a vote of a majority of shares of Common Stock present or represented and entitled to vote (including abstentions to the extent abstentions are counted as voting under applicable state law), at the Company's 1999 annual meeting of stockholders.

         3.2 Shares Reserved Under Plan. Subject to adjustment under the provisions of Section 9.3 hereof, the maximum number of shares of Common Stock which may be issued and sold under this Plan is 12,000,000 shares. Such shares may be either authorized and unissued shares or shares issued and thereafter acquired by the Company. Shares issued pursuant to this Plan shall be subject to all applicable provisions of the Certificate of Incorporation and By-Laws of the Company in existence at the time of issuance of such shares and at all times thereafter. If Options granted under this Plan shall terminate or cease to be exercisable by reason of expiration, surrender for cancellation or otherwise without having been wholly exercised, new Options may be granted under this Plan covering the number of shares to which such termination or cessation relates.

                                  ARTICLE IV

                             Participation in Plan

         4.1 Eligibility to Receive Options. Options under this Plan may be granted only to officers and other Employees of the Company or an Affiliate of the Company on the date the Option is granted. A member of the Board of Directors who is not also an Employee of the Company or of an Affiliate of the Company shall not be eligible to receive an Option.

         4.2 Participation Not Guarantee of Employment. Nothing in this Plan or in the instrument evidencing the grant of an Option shall in any manner be construed to limit in any way the right of the Company or an Affiliate to terminate a Key Employee's employment at any time, without regard to the effect of such termination on any rights such Key Employee would otherwise have under this Plan, or give any right to such a Key Employee to remain employed by the Company or an Affiliate thereof in any particular position or at any particular rate of compensation.

                                    PART II

                                   OPTIONS;

                      TERMINATION OF EMPLOYMENT AND DEATH

                                   ARTICLE V

                                    Options

         5.1      Grants of Options.

         (a) Grant. The Committee or the Special Compensation Committee, as the case may be, may grant Options to Key Employees. All Options under this Plan shall be granted within ten years of May 14, 1998. No more than 4,000,000 of the shares issuable under Options granted under this Plan may be granted to any employee over the ten-year term of this Plan, subject to adjustment in accordance with Section 9.3 hereof.

         (b) Option Price. The purchase price per share of Common Stock under each Option shall be determined by the Committee but, subject to Section 10.1 hereof, shall be not less than 90 percent of the Fair Market Value per share of such Common Stock on the date such Option is granted. The Option price may be subject to adjustment in accordance with the provisions of Section 9.3 hereof.

         (c) Option Agreements. Options shall be evidenced by Option Agreements in such form and containing such terms and conditions as the Committee shall approve, which terms and conditions need not be the same for all Options (each an 'Option Agreement').

         (d) Options Nontransferable. An Option granted under this Plan shall by its terms be nontransferable by the Key Employee otherwise than by will or the laws of descent and distribution, and except, solely to the extent permitted by the Committee in an Option Agreement, to such persons or entities that may be approved by the Committee, in each case subject to the condition that the Committee be satisfied that such transfer is being made for estate or tax planning purposes or for gratuitous or donative purposes, without consideration being received therefor. No transfer of an Option by a Key Employee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may determine necessary to establish the validity of the transfer.

         (e) Substitution and Cancellation. The Committee, in its sole discretion, may grant to an Employee who has been granted an Option under this Plan, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price lower (or higher) than the purchase price provided in the Option so surrendered and cancelled and containing such other terms as the Committee may deem appropriate.

         5.2      Exercise of Options.

         (a) Term of Options; Vesting. The term of each Option granted under this Plan shall be ten (10) years from the date of grant, except that an Option with a per share Option price that equals or exceeds Fair Market Value per share on the date of grant shall have a term of ten (10) years and ten
(10) days from the date of grant. An Option granted under this Plan shall become 100% vested at the earliest of the following times if the Optionee is an Employee at such time: (i) the Employee's normal retirement date (age 65 or later), (ii) the Employee's death or Disability, or (iii) five years from the date of grant. Each Option shall vest and become exercisable in cumulative installments to the extent of 25% of the number of shares originally covered thereby on and after the second, third, fourth and fifth anniversaries of the grant of the Option, if the Optionee is an Employee on such anniversary. In its sole discretion, the Committee or the Special Compensation Committee, as the case may be, may prescribe shorter installments or accelerate the exercisability of any Option at any time.

         (b) Payment on Exercise. No shares of Common Stock shall be issued on the exercise of an Option unless paid for in full at the time of purchase. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made in cash or, with the consent of the Committee, in whole or in part in shares of Common Stock valued at the then Fair Market Value thereof. Stock certificates for the shares of Common Stock so paid for will be issued and delivered to the person entitled thereto only at the Company's office in New York, New York. No Key Employee shall have any rights as a stockholder with respect to any share of Common Stock covered by an Option unless and until such Employee shall have become the holder of record of such share, and, except as otherwise permitted in Section 9.3 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions of other rights) in respect of such share for which the record date is prior to the date on which such Employee shall have become the holder of record thereof.

         (c) Exercise upon Dissolution, Liquidation or Winding Up. If at any time after an Option has become exercisable and prior to its exercise and expiration, a voluntary dissolution, liquidation (other than a liquidation into another corporation which agrees to continue this Plan) or winding up of the affairs of the Company shall be proposed, the Company shall cause notice in writing to be mailed to each person holding an Option under this Plan, which notice shall be mailed not less than twenty days prior to the closing of the transfer books of the Company or the record date for determination of the holders of Common Stock of the Company entitled to participate in such dissolution, liquidation or winding up, as the case may be, to the end that during such notice period the holder of any Option, to the extent that the same is then exercisable by such holder, may, subject to the terms of Article V hereof, purchase Common Stock in accordance with the terms of the Option and be entitled, in respect of the number of shares so purchased, to all the rights of the other holders of Common Stock of the Company with respect to such proposed dissolution, liquidation or winding up of the affairs of the Company. Each Option at the time outstanding shall terminate at the close of business on the twentieth day after mailing of such notice to the holder of such Option or on the record date for determination of holders of Common Stock entitled to participate in such dissolution, liquidation or winding up, whichever date is later.

                                  ARTICLE VI

                      Termination of Employment and Death

         6.1 Termination of Employment. Unless earlier terminated in accordance with its terms, an Option shall terminate after 90 days after any of the following:

         (a) voluntary termination of employment by the Key Employee, with or without consent of the Company,

         (b) termination of employment of the Key Employee by the Company or any of its Affiliates, with or without cause, or

         (c) termination of employment of the Key Employee for any other reason, including retirement under a retirement plan maintained by the Company, or because the Affiliate employing such Key Employee ceases to be an Affiliate of the Company and such Employee does not, prior thereto or contemporaneously therewith, become a Key Employee of the Company or of another Affiliate.

         6.2 Death or Disability of Optionee. If a Key Employee's employment is terminated as a result of Disability or death, such Employee or such Employee's legal representatives, shall be entitled to exercise the Option in whole or in part at any time within one year following the Disability or death of such Key Employee.

         6.3 Employment. For all purposes of this Plan, and any Option granted hereunder, 'employment' shall be defined in accordance with the provisions of
Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations).

                                   PART III

                   ADMINISTRATION, AMENDMENT AND TERMINATION


                            OF PLAN; MISCELLANEOUS

                                  ARTICLE VII

                            Administration of Plan

         7.1 The Committee. This Plan shall be administered by a Committee of three or more persons, all of whom shall be members of the Board and shall be appointed by, and serve at the pleasure of, the Board. Solely to the extent deemed necessary or advisable by the Board to satisfy the requirements of Rule 16b-3 of the Exchange Act, each Committee member shall meet the definition of a 'Non-employee Director' for purposes of such Rule 16b-3. A majority of the Committee shall constitute a quorum thereof and the actions of a majority of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall be the actions of the Committee. Vacancies occurring on the Committee shall be filled by the Board. The Committee shall have full and final authority to interpret this Plan and the Option Agreements (which agreements need not be identical), to prescribe, amend and rescind rules and regulations, if any, relating to this Plan and to make all determinations necessary or advisable for the administration of this Plan. The Committee's determination in all matters referred to herein shall be conclusive and binding for all purposes and upon all persons including, but without limitation, the Company, the shareholders of the Company, the Committee and each of the members thereof,

Employees of the Company and its Affiliates, and their respective successors-in-interest.

         7.2 Liability of Committee. No member of the Committee shall be liable for anything done or omitted to be done by such member or by any other member of the Committee in connection with this Plan, except for the willful misconduct or gross negligence of such member. The Committee shall have power to engage outside consultants, auditors or other professional help to assist in the fulfillment of the Committee's duties under this Plan at the Company's expense.

         7.3 Determinations of the Committee. In making its determinations concerning the Key Employees who shall receive Options, as well as the number of shares to be covered thereby and time or times at which they shall be granted, the Committee shall take into account the nature of the services rendered by the respective Key Employees, their past, present and potential contribution to the Company's success and such other factors as the Committee may deem relevant. The Committee shall also determine the form of Option Agreements to be issued under this Plan and the terms and conditions to be included therein, provided such terms and conditions are not inconsistent with the terms of this Plan. The Committee may, in its discretion or in accordance with a direction from the Board, waive any provisions of any Option Agreement, provided such waiver is not inconsistent with the terms of this Plan as then in effect.

         7.4 Plan Sponsors; Expenses. The Committee shall act on behalf of the Company as sponsor of the Plan. All expenses associated with the Plan shall be borne by the Company.

                                 ARTICLE VIII

                       Amendment and Termination of Plan

         8.1 Amendment of Plan. This Plan may be amended at any time and from time to time by the Board of Directors of the Company. Solely to the extent deemed necessary or advisable by the Board, for purposes of complying with
Section 162(m) of the Code or the rules of any securities exchange or for any other reason, the Board of Directors of the Company may seek the approval of any such amendment by the Company's stockholders. No termination or amendment of this Plan, without the consent of the holder of any Option then existing, may terminate such holder's Option or materially and adversely affect such holder's rights thereunder.

         8.2 Termination. The Board of Directors of the Company may at any time terminate this Plan as of any date specified in a resolution adopted by the Board. If not earlier terminated, this Plan shall terminate on May 14, 2008. No Options may be granted after this Plan has terminated. After this Plan shall terminate, the function of the Committee will be limited to supervising the administration of Options previously granted.

                                  ARTICLE IX

                           Miscellaneous Provisions

         9.1 Restrictions Upon Grant of Options. The listing upon the New York Stock Exchange or the registration or qualification under any Federal or State law of any shares of Common Stock to be granted pursuant to this Plan (whether to permit the issuance of shares or the resale or other disposition of any such shares of Common Stock by or on behalf of the Employees receiving such shares) may be necessary or desirable and, in any such event, delivery of the certificates for such shares of Common Stock shall, if the Board of Directors, in its sole discretion, shall determine, not be made until such listing, registration or qualification shall have been completed. In such connection, the Company agrees that it will use its best efforts to effect any such listing, registration or qualification; provided, however, that the Company shall not be required to use its best efforts to effect such registration under the Securities Act of 1933, as amended ('1933 Act'), other than on Form S-8, as presently in effect, or such other forms as may be in effect from time to time calling for information comparable to that presently required to be furnished under Form S-8.

         9.2 Restrictions upon Resale of Unregistered Stock. If the shares of Common Stock that have been transferred to a Key Employee pursuant to the terms of this Plan are not registered under the 1933 Act, pursuant to an effective registration statement, such Key Employee, if the Committee shall deem it advisable, may be required to represent and agree in writing (i) that any shares of Common Stock acquired by such Key Employee pursuant to this Plan will not be sold except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act and (ii) that such Key Employee is acquiring such shares of Common Stock for such Employee's own account and not with a view to the distribution thereof.

         9.3 Adjustments. In the event of any change (through recapitalization, merger, consolidation, stock dividend, split-up, combination or exchange of shares or otherwise) in the character or amount of the Company's capital stock (or any other transaction described in Section 424(a) of the Code) after any Option is granted hereunder and prior to the exercise thereof, the Option, to the extent that it has not been exercised, shall entitle the holder to such number and kind of securities as such holder would have been entitled to had such holder actually owned the stock subject to the Option at the time of the occurrence of such change. If any such event should occur, the number of shares subject to Options which are authorized to be issued hereunder, but which have not been issued, shall be similarly adjusted. If any other event shall occur, prior to the exercise of an Option granted to a Key Employee hereunder, which shall increase or decrease the amount of capital stock outstanding and which the Committee, in its sole discretion, shall determine equitably requires an adjustment in the number of shares which the holder should be permitted to acquire and/or the purchase price of the Option, such adjustments as the Committee or the Special Compensation Committee, as the case may be, shall determine may be made, and when so made shall be effective and binding for all purposes of this Plan.

         9.4 Withholding of Taxes. Each Key Employee who exercises an Option to purchase Common Stock shall agree to pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to the transfer to such Employee of such shares of Common Stock.

         9.5 Other Grants. Options may be granted under this Plan from time to time in substitution for stock options and/or stock appreciation rights held by employees of other corporations who are or are about to become employees of the Company as the result of a merger or consolidation of the employing corporation with the Company, or the acquisition by the Company of the assets of the employing corporation, or the acquisition by the Company of stock of the employing corporation as the result of which it becomes an Affiliate of the Company. The terms and conditions of the substituted Options so granted may vary from the terms and conditions set forth in Part II to such extent as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the substituted stock incentives.

         9.6 Other Benefits. Nothing contained herein shall prevent the Company from establishing other incentive plans in which Key Employees in the Plan may also participate. No award under this Plan shall be considered as compensation in calculating any insurance, pension or other benefit for which the recipient is eligible unless any such insurance, pension or other benefit is granted under a plan which expressly provides that compensation under this Plan (and specifying the type of such compensation) shall be considered as compensation under such plan.

                                    PART IV

                 PROVISIONS RELATING TO CERTAIN KEY EMPLOYEES

                                   ARTICLE X

            Limitation on Grants; Applicability of Other Provisions

         10.1 Limitations With Respect To Executive Officers. Notwithstanding any other provision contained in the Plan, the Special Compensation Committee shall have the exclusive right to grant Options to the executive officers of the Company and to make any adjustments (pursuant to section 9.3) to Options granted thereto. Solely to the extent deemed necessary or advisable by the Board to satisfy the requirements of Section 162(m) of the Code, each Special Committee member shall meet the definition of an 'outside director' for purposes of such
Section 162(m). Any Options so granted in any year, shall be granted, in the case of the persons who are the Chairman and the four other most highly compensated executive officers, at not less than Fair Market Value.

         10.2 Applicability of Other Provisions. Grants of Options to any executive officer of the Company in exchange for the surrender and cancellation of any Option pursuant to Section 5.1(e) shall be made only if the purchase price of the newly granted Option is at least the Fair Market Value of the Common Stock on the date such Option is granted. Any Option granted to an executive officer of the Company that is cancelled pursuant to
Section 5.1(e), shall continue to be counted against the maximum number of shares that may be granted to any Key Employee in accordance with Section 5.1(a). The provisions of Article VII shall be incorporated herein as if included herein, except that 'Special Compensation Committee' shall replace 'Committee' whenever it appears therein.